Exhibit 99.1

Contact:

Stephen S. Galliker
Executive Vice President Finance and Administration, CFO
Dyax Corp.
(617) 250-5733
ssg@dyax.com

Dyax Corp. Announces Fourth Quarter and Year End 2003
Financial Results

CAMBRIDGE, MA, February 18, 2004 – Dyax Corp. (Nasdaq: DYAX) today announced financial results for the fourth quarter and year ended December 31, 2003.

Financial Results:

For the quarter ended December 31, 2003, the Company reported a net loss from continuing operations of $7.0 million or $0.28 per share, as compared to a net loss from continuing operations of $6.4 million or $0.33 per share for the comparable quarter of 2002.  For the year ended December 31, 2003, the Company reported a net loss from continuing operations of $24.5 million or $1.04 per share, as compared to a net loss from continuing operations of $26.6 million or $1.36 per share for the year 2002.   In October 2003, the Company sold its wholly owned subsidiary, Biotage LLC, which resulted in a net gain of $19.0 million and contributed to net earnings of $11.2 million or $0.45 per share during the fourth quarter.  As a result of the Biotage sale, the Company’s net loss for the year ended December 31, 2003 was reduced to $7.4 million or $0.31 per share. All other line items referred to below exclude the results of the discontinued Biotage operations for all periods presented.

Revenues for fourth quarter ended December 31, 2003 decreased to $3.7 million as compared to $4.6 million for the same period in 2002.  Revenues for the year ended December 31, 2003 decreased to $16.9 million as compared to $17.8 million for the year 2002.  These decreases are primarily due the completion of a significant funded research collaboration during 2003. These decreases were partially offset by an increase in revenues from new licensing agreements and funded research collaborations.

Net research and development expenses for the fourth quarter ended December 31, 2003 decreased 9% to $6.5 million as compared to $7.1 million for the same period in 2002.  Net research and development expenses for the year ending December 31, 2003 decreased approximately 6% to $27.0 million from $28.7 million for the year 2002.  Overall increases in clinical development expenses in 2003 related to the DX-88 program in hereditary angioedema (HAE) were partially offset by net reimbursements of $3.0 million by a joint venture, Kallikrein LLC, which was established by the Company and Genzyme Corporation. Once Genzyme exercised its option to join in the development of DX-88 for the HAE indication (June 26, 2003), it became responsible through Kallikrein LLC for funding approximately 50% of the HAE program costs incurred since April 1, 2003.  In addition, decreases in expenses associated with lab supplies and external research contracts were substantially offset by the Company’s March 2003 exercise of a $1.0 million option to purchase from Genzyme all rights to DX-88 for on-pump open heart surgery (such as coronary artery bypass grafting surgery, or CABG) and other surgical indications.

Dyax ended the year 2003 with $36.5 million in cash and cash equivalents, exclusive of restricted cash.  This amount does not include net proceeds of approximately $44.8 million from the Company’s most recent common stock offering, which closed in early January 2004.

Commenting on Dyax’s results, Henry E. Blair, Chairman and CEO said, “We have made remarkable progress since the beginning of 2003. We made substantial advances in the clinical development of our novel small proteins, DX-88 and DX-890. We announced positive results from our clinical trials in HAE and CABG surgery, and we expect to be releasing initial results from our pediatric trial in cystic fibrosis (CF) in the first quarter of 2004. I am pleased with the progress of our pipeline of clinical candidates for Dyax and our collaborators. During the fourth quarter and into 2004, we have added approximately $68 million to our cash reserves through the sale of common stock and the sale of our Biotage subsidiary.  In addition, we have successfully entered into new revenue-generating licensing agreements and drug development collaborations that highlight our leading edge antibody discovery capabilities, while continuing our important work with small proteins and peptides.”

2004 Guidance:

Regarding Dyax’s financial outlook for the year 2004, Stephen S. Galliker, Executive Vice President Finance & Administration and Chief Financial Officer for Dyax commented, “We are planning for revenues for 2004 to increase by 10% to 15%, largely due to anticipated activity in our current product development programs and growth in library license fees and funded research revenues based on our antibody discovery technology.  We believe that these agreements, which may include technology access and milestone payments, provide an opportunity to generate additional cash which would be recorded as deferred revenue and recognized as income in future periods.”

Mr. Galliker continued, “We believe that existing cash and cash equivalents plus anticipated cash flow from product revenues and collaborations will be sufficient to support our current operating plans into 2006. We expect net cash consumption for the year 2004 to be approximately $25 million, in line with 2003 net cash consumption.  We will continue to carefully manage cash requirements.”

Regarding Dyax’s clinical milestones for the year 2004, Dr. Anthony H. Williams, Senior Vice President of Medical Affairs and Clinical Operations commented, “During 2004, we anticipate initial results from the Phase II placebo controlled EDEMA1 trial of DX-88 in HAE, and periodic results from the Phase II open-label EDEMA2 trial in our collaboration with Genzyme. Upon completion of the EDEMA1 trial, we look forward to guidance from the FDA on next steps for the DX-88 program in HAE. In collaboration with Debiopharm S.A., we will be announcing results from the Phase IIa study of DX-890 in children with CF in the very near term.  Debiopharm is also planning to initiate a larger Phase II trial of DX-890 in CF in the second half of 2004.  In addition, we look forward to the initiation of a second Phase II clinical trial of DX-88 in Italy for patients at high risk for blood loss and other complications during CABG surgery, an indication for which we own all rights and continue to build value for potential partnering.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session to discuss fourth quarter and year end 2003 financial results and company progress:

Date:	Wednesday, February 18, 2004
Time:	10:00 a.m. EST
Telephone Access:	Domestic callers, dial 1-800-915-4836
International callers, dial 1-973-317-5319
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for live webcast. Participants may register in advance.

A replay of the conference call will be available through March 17, 2004 and can be accessed by dialing 1-800-428-6051. International callers should dial 973-709-2089.  The replay passcode I.D. for all callers is 335878.  The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax Corp.

Dyax Corp. is a biopharmaceutical company focused on the discovery, development and commercialization of antibodies, small proteins and peptides as therapeutic products for unmet medical needs, particularly in the areas of inflammation and oncology.  Dyax currently has two recombinant proteins in phase II clinical trials.  DX-88 is in phase II trials for the potential treatment of hereditary angioedema in collaboration with Genzyme Corporation. Dyax is also evaluating DX-88 in phase I/II studies for it’s potential use during open-heart surgery, specifically on-pump CABG (coronary artery bypass grafting) procedures. The Company’s second clinical compound, DX-890, is in phase II clinical trials for the potential treatment of cystic fibrosis.  Both DX-88 and DX-890 were identified using Dyax’s patented phage display technology. This powerful discovery engine can rapidly identify compounds that bind with high affinity and specificity to therapeutic targets. Dyax is building a pipeline of drug candidates that may be advanced into clinical development at Dyax or in partnership with other companies. The Company leverages its technology broadly through more than 75 revenue generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents. For online information about Dyax Corp., please visit www.dyax.com.

This press release contains forward-looking statements regarding Dyax Corp., including statements regarding its revenues, results of operations, financial position, research and development expenditures and programs, clinical trials, regulatory review and collaborations. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of  uncertainty associated with various factors, including the timing and results of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for development, clinical trials, manufacturing, sales and distribution of products developed by or licensed to collaborators, its changing requirements and costs associated with planned development activities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulatory approvals for our products, the impact of future alliances or transactions involving Dyax or others, and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are the registered trademarks of Dyax Corp.

-                    financial tables follow -

DYAX CORP.
SELECTED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002

Product development and license fee revenues	$3,722,000	$4,584,000	$16,853,000	$17,750,000

Operating expenses:
Research and development, net	6,461,000	7,087,000	27,030,000	28,713,000
Selling, general and administrative	3,970,000	3,531,000	13,205,000	14,882,000
Total operating expenses	10,431,000	10,618,000	40,235,000	43,595,000

Loss from operations	(6,709,000)	(6,034,000)	(23,382,000)	(25,845,000)
Other income (expense), net	(303,000)	(388,000)	(1,112,000)	(795,000)
Loss from continuing operations	(7,012,000)	(6,422,000)	(24,494,000)	(26,640,000)

Income (Loss) from discontinued operations of Biotage LLC (including a $19.0 million gain on disposition in the 2003 periods)	18,211,000	45,000	17,079,000	(178,000)

Net Income (Loss)	$11,199,000	$(6,377,000)	$(7,415,000)	$(26,818,000)

Basic and diluted net loss per share
Loss from continuing operations	$(0.28)	$(0.33)	$(1.04)	$(1.36)
Income (Loss) from discontinued operations of Biotage LLC	$0.74	$0.00	$0.73	$(0.01)
Net Income (Loss)	$0.45	$(0.32)	$(0.31)	$(1.36)

Weighted average number of shares used in computing basic and diluted net loss per share	24,705,703	19,703,242	23,546,524	19,652,474

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
(Unaudited)

	December 31, 2003	December 31, 2002

Cash and cash equivalents	$36,508,000	$28,199,000
Restricted cash	10,213,000	5,635,000
Working capital	22,455,000	14,332,000
Assets of discontinued operations	—	17,504,000
Total assets	69,286,000	73,906,000
Stockholders’ equity	33,945,000	30,843,000

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